Barclays Bank PLC Market Linked Securities	Filed Pursuant to Rule 433 Registration Statement No. 333-265158

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the Common Stock of Dominion Energy, Inc., the Class A Common Stock of The Estée Lauder Companies Inc. and the Common Stock of Exelon Corporation due February 25, 2027

Term Sheet dated February 16, 2024 to Preliminary Pricing Supplement dated February 16, 2024 (the “PPS”)

Summary of Terms

Issuer	Barclays Bank PLC
Market Measures	Common stock of Dominion Energy, Inc. (the “D Stock”), Class A common stock of The Estée Lauder Companies Inc. (the “EL Stock”) and common stock of Exelon Corporation (the “EXC Stock”) (each, an “Underlying Stock”)
Pricing Date	February 20, 2024
Issue Date	February 23, 2024
Stated Maturity Date	February 25, 2027
Principal Amount	$1,000 per security
Automatic Call	If the stock closing price of the lowest performing Underlying Stock on any call date is greater than or equal to its threshold price, the securities will be automatically called for the principal amount plus the call premium applicable to the relevant call date.
Call Dates and Call Premiums	Call Date	Call Premium*
	February 24, 2025	At least 25.00% of the principal amount
	August 25, 2025	At least 37.50% of the principal amount
	February 23, 2026	At least 50.00% of the principal amount
	August 24, 2026	At least 62.50% of the principal amount
	February 22, 2027 (the “final calculation day”)	At least 75.00% of the principal amount
* to be determined on the pricing date
Call Settlement Date	Three business days after the applicable call date; provided that the call settlement date for the final calculation day is the stated maturity date
Maturity Payment Amount (per security)

If the securities are not automatically called, the ending price of the lowest performing Underlying Stock on the final calculation day will be less than its threshold price and the maturity payment amount will equal:

$1,000 × (performance factor of the lowest performing Underlying Stock on the final calculation day + buffer amount)

Lowest Performing Underlying Stock	For any call date, the Underlying Stock with the lowest performance factor on that call date
Performance Factor	With respect to an Underlying Stock on any call date, its stock closing price on that call date divided by its starting price
Starting Price	For each Underlying Stock, its stock closing price on the pricing date
Ending Price	For each Underlying Stock, its stock closing price on the final calculation day
Threshold Price	For each Underlying Stock, 90% of its starting price
Buffer Amount	10%
Calculation Agent	Barclays Bank PLC
Denominations	$1,000 and any integral multiple of $1,000
CUSIP/ISIN	06745PWA5 / US06745PWA55
Agent Discount	Up to 2.575%; dealers, including those using the trade name Wells Fargo Advisors (WFA), may receive a selling concession of 2.00% and WFA may receive a distribution expense fee of 0.075%. Selected dealers may receive a fee of up to 0.35% for marketing and other services.

Hypothetical Payout Profile**

** assumes a call premium equal to the lowest possible call premium that may be determined on the pricing date

If the securities are not automatically called prior to stated maturity, the ending price of the lowest performing Underlying Stock on the final calculation day will be less than its threshold price, you will have 1-to-1 downside exposure to the decrease in the value of the lowest performing Underlying Stock from its starting price in excess of 10% and you will lose up to 90% of the principal amount of your securities at stated maturity.

Any return on the securities will be limited to the applicable call premium, even if the stock closing price of the lowest performing Underlying Stock on the applicable call date significantly exceeds its starting price. You will not participate in any appreciation of either Underlying Stock.

Any payment on the securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party.

Notwithstanding and to the exclusion of any other term of the securities or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the securities (or the trustee on behalf of the holders of the securities), by acquiring the securities, each holder and beneficial owner of the securities acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” in the PPS.

The issuer’s estimated value of the securities on the pricing date, based on its internal pricing models, is expected to be between $903.40 and $933.40 per security. The estimated value is expected to be less than the original offering price of the securities. See “Additional Information Regarding Our Estimated Value of the Securities” in the PPS.

Investors should carefully review the accompanying PPS, product supplement, prospectus supplement and prospectus before making a decision to invest in the securities.

PPS: http://www.sec.gov/Archives/edgar/data/312070/000095010324002345/dp206933_424b2-5687wfpps.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet and the accompanying PPS and “Risk Factors” in the accompanying product supplement and prospectus supplement.

This term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

The securities constitute our unsecured and unsubordinated obligations. The securities are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in any of the Underlying Stocks. You should carefully review the risk disclosures set forth under the “Risk Factors” sections of the prospectus supplement and product supplement and the “Selected Risk Considerations” section in the accompanying PPS. The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying PPS.

•	If The Securities Are Not Automatically Called, You Will Lose Up To 90% Of The Principal Amount Of Your Securities At Stated Maturity.

•	Your Return Will Be Limited To The Applicable Call Premium And May Be Lower Than The Return On A Direct Investment In The Securities Composing Any Or All Of The Underlying Stocks.

•	No Periodic Interest Will Be Paid On The Securities.

•	The Securities Are Subject To The Full Risks Of Each Underlying Stock And Will Be Negatively Affected If Any Underlying Stock Performs Poorly, Even If The Other Underlying Stocks Perform Favorably.

•	You May Be Fully Exposed To The Decline In The Lowest Performing Underlying Stock On The Final Calculation Day From Its Starting Price, But Will Not Participate In Any Positive Performance Of Any Underlying Stock.

•	Your Return On The Securities Will Depend Solely On The Performance Of The Underlying Stock That Is The Lowest Performing Underlying Stock On Each Call Date, And You Will Not Benefit In Any Way From The Performance Of The Better Performing Underlying Stocks.

•	Higher Call Premium Rates Are Associated With Greater Risk.

•	You Will Be Subject To Reinvestment Risk.

•	You Will Be Subject To Risks Resulting From The Relationship Between The Underlying Stocks.

•	Any Payment On The Securities Will Be Determined Based On The Stock Closing Prices Of The Underlying Stocks On The Dates Specified.

•	Owning The Securities Is Not The Same As Owning Any Or All Of The Underlying Stocks.

•	No Assurance That The Investment View Implicit In The Securities Will Be Successful.

•	The U.S. Federal Income Tax Consequences Of An Investment In The Securities Are Uncertain.

•	The Securities Are Subject To The Credit Risk Of Barclays Bank PLC.

•	You May Lose Some Or All Of Your Investment If Any U.K. Bail-In Power Is Exercised By The Relevant U.K. Resolution Authority.

•	There Are Risks Associated With Single Equities.

•	We Cannot Control Actions By An Underlying Stock Issuer.

•	We And Our Affiliates Have No Affiliation With Any Underlying Stock Issuer And Have Not Independently Verified Their Public Disclosure Of Information.

•	You Have Limited Anti-dilution Protection.

•	The Securities May Become Linked To The Common Stock Of A Company Other Than An Original Underlying Stock Issuer.

•	The Historical Performance Of The Underlying Stocks Is Not An Indication Of Their Future Performance.

•	Potentially Inconsistent Research, Opinions Or Recommendations By Barclays Capital Inc., Wells Fargo Securities, LLC Or Their Respective Affiliates.

•	We, Our Affiliates And Any Other Agent And/Or Participating Dealer May Engage In Various Activities Or Make Determinations That Could Materially Affect Your Securities In Various Ways And Create Conflicts Of Interest.

•	The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

•	The Value Of The Securities Prior To Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

•	The Estimated Value Of Your Securities Is Expected To Be Lower Than The Original Offering Price Of Your Securities.

•	The Estimated Value Of Your Securities Might Be Lower If Such Estimated Value Were Based On The Levels At Which Our Debt Securities Trade In The Secondary Market.

•	The Estimated Value Of The Securities Is Based On Our Internal Pricing Models, Which May Prove To Be Inaccurate And May Be Different From The Pricing Models Of Other Financial Institutions.

•	The Estimated Value Of Your Securities Is Not A Prediction Of The Prices At Which You May Sell Your Securities In The Secondary Market, If Any, And Such Secondary Market Prices, If Any, Will Likely Be Lower Than The Original Offering Price Of Your Securities And May Be Lower Than The Estimated Value Of Your Securities.

•	The Temporary Price At Which We May Initially Buy The Securities In The Secondary Market And The Value We May Initially Use For Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative Of Future Prices Of Your Securities.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the prospectus dated May 23, 2022, the prospectus supplement dated June 27, 2022, the product supplement no. WF-1 dated October 17, 2022, the PPS and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you each of these documents if you request them by calling your Barclays Bank PLC sales representative, such dealer or toll-free 1-888-227-2275 (Extension 2-3430). A copy of each of these documents may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

As used in this term sheet, “we,” “us” and “our” refer to Barclays Bank PLC. Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.